Exhibit 99.1

PSB HOLDINGS, INC. ANNOUNCES

DECEMBER 2012 QUARTERLY EARNINGS OF $1.01 PER SHARE AND

RECORD ANNUAL EARNINGS OF $3.61 PER SHARE

Wausau, WI. – January 25, 2013 – PSB Holdings, Inc. (OTCQB: PSBQ) reported December 2012 quarterly earnings of $1.01 per share on net income of $1,685,000 compared to earnings of $.85 per share on net income of $1,400,000 during the prior year December 2011 quarter. December 2012 quarterly earnings benefited from a $552,000 reduction in loss on foreclosed assets, a $193,000 increase in mortgage refinance income, and a $211,000 reduction to tax expense related to the purchase of Marathon State Bank (“Marathon”) in the June 2012 quarter. The increased quarterly income was partially offset by a $780,000 increase in operating costs, after adding Marathon’s daily operations.

For all of 2012, earnings were $3.61 per share on net income of $6,009,000 compared to $3.21 per share on net income of $5,305,000 during 2011. The purchase of Marathon also had a significant impact on full year earnings including a gain on the purchase of $726,000, cumulative data processing conversion costs of $265,000 and professional fee expense of $233,000 (all items shown net of tax). Excluding these items, 2012 net income would have been $5,781,000 ($3.47 per share), up 8.1% per share over 2011.

Peter W. Knitt, President and CEO of PSB noted, “2012 was a year of reviewing the past as part of our 50th anniversary in addition to looking forward by completing our first bank acquisition. Marathon’s net income, including merger and conversion income and expenses, added approximately $463,000 to our 2012 net income, an increase of 8.3%. Marathon’s acquisition added local deposit market share and substantial liquidity to reduce our dependency on wholesale funding and to better manage our cost of deposits. Total assets ended 2012 at $712 million, up $89 million because of the acquisition. Due to the banking industry’s growing regulatory and other fixed costs, we continue to seek growth through acquisitions that could build value for shareholders.”

Knitt further added, “We resolved several large problem assets during the December 2012 quarter and saw nonperforming assets decrease $5,429,000, or 30.4%, during the year ended December 31, 2012. Nonperforming assets at December 31, 2012 were 1.75% of total assets, the lowest measure since June 30, 2008. Although the $1,229,000, or 48%, decrease in credit costs during 2012 compared to 2011 was a substantial driver of net income growth, we expect 2013 credit costs to decrease moderately from 2012 and contribute less to 2013 income growth. In general, income growth during 2013 could be challenging in light of lower mortgage banking refinance income and continued downward pressure on loan yields.”

Financial Highlights:

❖	December 2012 quarterly earnings of $1.01 per share and full year 2012 earnings of $3.61 per share. Excluding special items associated with the purchase of Marathon, December 2012 quarterly earnings were $.90 per share and full year 2012 earnings were $3.47 per share, up 6% and 8% over the prior year periods, respectively.

❖	Tangible net book value of $32.93 per share, up 8% compared to December 31, 2011. Year to date return on average stockholders’ equity during 2012 was 11.33% (10.90% excluding the Marathon purchase gain and related acquisition costs) compared to 10.78% during 2011.

❖	Lower nonperforming assets totaling $12.5 million at December 31, 2012 (1.75% of total assets), down 30% since December 31, 2011. Nonperforming assets were 20% of stockholders’ equity and loan loss reserves at December 31, 2012 compared to 31% at 2011.

Acquisition of Marathon State Bank

PSB completed its $5.5 million cash purchase of Marathon on June 14, 2012, and during the year ended December 31, 2012 recorded a gain on bargain purchase of $726,000, or $.44 per share, net of income tax expense. Marathon was a competitor in PSB’s existing market area located in a rural community located 11 miles away from PSB’s home office in Wausau, Wisconsin. On the closing date, Marathon added $107.4 million in total assets to PSB including $20.4 million in cash and cash equivalents, $54.4 million in securities, $31.6 million in loans receivable, and $1.0 million in other assets. Marathon also added $99.3 million in local deposits and $1.6 million in brokered deposits. No core deposit intangible asset was recorded because the amount calculated was insignificant. PSB merged its existing $16.0 million total assets branch into Marathon’s location and fully completed the merger of Marathon into Peoples State Bank on October 13, 2012.

Balance Sheet Changes

Total assets were $712.0 million at December 31, 2012, up $19.4 million (2.8%) during the December 2012 quarter, and up $89.1 million (14.3%) during the year ended December 31, 2012. The quarterly increase was due primarily to $8.0 million of net growth in fixed rate residential real estate mortgage loans retained on the balance sheet rather than sold on the secondary market, and a $14.7 million increase in cash and overnight investments from core deposit growth which included $14.7 million of growth in municipal deposits from year-end property tax collections.

During the year ended December 31, 2012, a $101.4 million increase in core deposits, primarily from the acquisition of Marathon, funded a $20.1 million pay down of maturing brokered certificates of deposit and the majority of the $89.1 million net growth in total assets. 2012 asset growth consisted primarily of $10.6 million in cash and overnight investments, $26.8 million in residential mortgage loans, $13.0 million in commercial related loans, and $36.5 million in investment securities. Marathon’s total assets were $107.4 million on the June 1, 2012 acquisition date, including $62.3 million of securities and short-term investments. Following the purchase date, maturity proceeds from the acquired Marathon investment securities were used to pay down wholesale funding.

At December 31, 2012, total wholesale funding, including brokered certificates of deposit, Federal Home Loan Bank (FHLB) advances, and other borrowings were $125.4 million, or 17.6% of total assets, compared to $144.4 million, or 23.2% of total assets at December 31, 2011. The substantial cash and cash equivalents held at December 31, 2012 totaling $48.8 million are expected to be used to fund net new loan growth and to continue pay down of wholesale funding during 2013.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB recorded a $460,000 provision for loan losses during the December 2012 quarter compared to $240,000 recorded in December 2011. Despite resolution of several large problem loans without loss during the December 2012 quarter, the provision increased from additional specific reserves required on two existing problem relationships due to declining collateral values and specific reserves on six newly indentified problem relationships. Offsetting the increase in the provision was a sharp decline in loss on foreclosed assets which totaled $6,000 during the December 2012 quarter compared to $558,000 during the December 2011 quarter. The prior year quarter included a $448,000 write-down of PSB’s largest foreclosed property. Following another write-down of the property of $280,000 during the September 2012 quarter, it was sold for a $57,000 loss during the December 2012 quarter. Taken together, December 2012 quarterly credit costs were $466,000 compared to $798,000 during 2011, a decline of $332,000, or 42%.

PSB recorded a $785,000 provision for loan losses during the year ended December 31, 2012 compared to $1,390,000 recorded during 2011, as the pace of new problem loans added to nonperforming assets has slowed considerably compared to the prior year, while older problem loans are resolved or charged-off. Loss on foreclosed assets totaled $573,000 during 2012 compared to $1,197,000 during 2011. The majority of the losses were partial write-downs of existing properties due to collateral value declines which totaled $485,000 during 2012 and $992,000 during 2011. Taken together, credit costs were $1,358,000 during 2012 compared to $2,587,000 during 2011, a decline of $1,229,000, or 48%. Declining credit costs were an important contributor to increased earnings during 2012. Foreclosed assets totaled $1,774,000 at December 31, 2012 and significant write-downs due to declining collateral values during 2013 are not expected.

Total nonperforming assets decreased $4,737,000, or 28%, since September 30, 2012, and decreased $5,429,000, or 30%, since December 31, 2011.  Most of the improvement occurred during the December 2012 quarter when $3,345,000 from two performing restructured loan relationships held at December 31, 2011 repaid without loss, and the largest foreclosed asset with a basis of $1,280,000 at the beginning of the year was sold. These three transactions represented 85% of the decline in nonperforming assets during 2012. At December 31, 2012, the allowance for loan losses was $7,431,000, or 1.53% of total loans (70% of nonperforming loans), compared to $7,941,000, or 1.78% of total loans (56% of nonperforming loans) at December 31, 2011.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	December 31,
(dollars in thousands)	2012	2011

Nonaccrual loans (excluding restructured loans)	$6,491	$5,893
Nonaccrual restructured loans	1,224	2,081
Restructured loans not on nonaccrual	2,965	6,220
Accruing loans past due 90 days or more	—	—

Total nonperforming loans	10,680	14,194
Nonaccrual trust preferred investment security	—	750
Foreclosed assets	1,774	2,939

Total nonperforming assets	$12,454	$17,883

Nonperforming loans as a % of gross loans	2.20%	3.19%
Total nonperforming assets as a % of total assets	1.75%	2.87%

Net charge-offs of loan principal were $460,000 and $1,295,000 during the quarter and year ended December 31, 2012, respectively. Net loan charge-offs were $318,000 and $1,409,000 during the quarter and year ended December 31, 2011, respectively. Annualized net loan charge-offs declined during 2012 and were 0.28% and 0.32% of total loans during the years ended December 31, 2012 and 2011, respectively.

At December 31, 2012, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (two relationships) totaled $1,416,000 before $269,000 in specific reserves, representing 11% of total nonperforming assets. At December 31, 2011, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (nine relationships) totaled $9.3 million before $694,000 in specific reserves, representing 52% of total nonperforming assets. During 2012, $3,345,000 (beginning of year balances) of nonperforming loans were repaid without loss, $1,280,000 of foreclosed property was written down and sold, a $750,000 trust preferred security issued by Johnson Financial Group, Inc. repaid past due interest and returned to performing status, a loan of $675,000 was foreclosed with a partial charge-off, and $1,827,000 of nonperforming assets were restructured or partially written down to balances less than $500,000.

Due to continued slow economic conditions in its markets, a recent announcement by Wausau Paper Corporation of their intent to sell two large underperforming paper mills in our markets affecting nearly 850 manufacturing jobs, and substantial uncertainty regarding ongoing United States federal budget and deficit negotiations, PSB does not expect to experience such a sharp decline in nonperforming assets during 2013 and could experience an increase in restructured loans, which would increase nonperforming assets.

Capital and Liquidity

During the year ended December 31, 2012, stockholders’ equity increased $4,085,000 primarily from $6,009,000 of net income less $1,247,000 of shareholder dividends declared. Changes to items of comprehensive income also reduced equity $540,000 during 2012 due a decline in fair value of securities and an unrealized loss on fair value of interest rate swaps. During the December 2012 quarter, PSB purchased 10,000 shares of its common stock on the open market which reduced equity $258,000.

Net book value increased to $32.93 per share at December 31, 2012 compared to $30.44 per share at December 31, 2011, an increase of 8.2%. PSB’s equity to assets ratio declined during the year ended December 31, 2012 due to the purchase of Marathon in the June 2012 quarter using existing cash on hand without the issuance of new common stock. Common stockholders’ equity was 7.65% of total assets at December 31, 2012 compared to 7.42% of assets at June 30, 2012 (following the Marathon purchase) and 8.09% of assets at December 31, 2011. For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively. PSB was considered “well capitalized” under banking regulations at December 31, 2012.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At December 31, 2012, unused and available wholesale funding was approximately $273 million, or 38% of total assets, compared to $238 million, or 38% of total assets at December 31, 2011. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 26% and 42% of unused and available liquidity at December 31, 2012 and December 31, 2011, respectively. Unused and available liquidity improved with the acquisition of Marathon, which previously operated with virtually no wholesale funding and whose largest asset class represented cash and marketable investment securities.

Net Interest Margin

Tax adjusted net interest income totaled $5,535,000 (on net margin of 3.38%) during the December 2012 quarter compared to $5,412,000 (3.37%) in the September 2012 quarter and $5,235,000 (3.64%) in the December 2011 quarter. During the December 2012 quarter, net interest income benefited from resolution of past due interest due PSB on its investment in trust preferred debentures issued by Johnson Financial Group, Inc. December 2012 quarterly net interest income before consideration of the $105,000 interest payment from Johnson would have been $5,430,000 and net margin would have been 3.32%.

Although net interest income increased over prior quarterly periods from increased average earning assets, net margin remains under significant pressure from falling loan yields. During the quarter ended December 31, 2012, loan yields declined .20% (to 4.91%) while the average deposit cost declined .09% (to .66%) compared to the linked September 2012 quarter. Although investment security yields continue to be under significant downward pressure as well, tax adjusted securities yield (excluding income received on the Johnson Financial investment) was 3.08% during the December 2012 quarter compared to 3.02% during the September 2012 quarter as certain low yielding agency debentures acquired in the Marathon purchase matured and were used to pay down higher cost wholesale funding. However, PSB expects securities yield to decline during the March 2013 quarter as maturing funds are reinvested into significantly lower market yields.

In light of very low market rates and intense competition for high credit quality loan growth, PSB expects loan yields during 2013 to decline as maturities and originations are repriced at rates lower than the current portfolio. In addition, the decline in loan yield may be greater than deposit costs can be reduced with deposit rates already near functional minimums. However, approximately $38 million of existing wholesale funding and senior subordinated notes with a 3.58% average cost are scheduled to mature or be repriced during 2013. Lower wholesale funding costs and increased average earning assets during 2013 compared to 2012 are expected to offset the decline in loan yield and support net interest income growth although net margin is expected to decline from levels seen during the December 2012 quarter.

For the year ended December 31, 2012, tax adjusted net interest income totaled $21,028,000 (on net margin of 3.41%) compared to $20,297,000 (3.55%) during 2011. During 2012, loan yields declined ..43%, although the cost of interest bearing liabilities also declined .42%. However, maturing investment cash flows were reinvested into significantly lower market rates and a declining yield on investment securities has lowered net interest margin during 2012 compared to 2011. Tax adjusted securities yields were 3.26% during 2012, down .61% from 3.87% during 2011, and securities grew as a percent of total earning assets to 21.7% during 2012 from 19.6% during 2011.

Noninterest and Fee Income

Total noninterest income for the quarter ended December 31, 2012 was $1,559,000, compared to $1,376,000 earned during the December 2011 quarter, an increase of $183,000, or 13.3%. Customer residential mortgage loan refinance activity led mortgage banking activity higher by $193,000, or 49.6% more than seen during the December 2011 quarter. PSB expects mortgage banking income to decline moderately during the March 2013 quarter and to decline significantly during the remainder of 2013 as most qualifying borrowers will have completed a refinance into the current rate levels. PSB expects that lower mortgage banking fees will have a negative impact on net income in 2013.

During the year ended December 31, 2012, noninterest income was $6,568,000 in 2012, up $1,231,000 from $5,337,000 in 2011. Absent the $851,000 Marathon bargain purchase gain recorded in the June 2012 quarter, noninterest income would have increased $380,000, or 7.1%, over 2011, primarily from a $422,000 increase in mortgage banking, up 30.7%. Despite 2011 regulation to limit bank debit card interchange and overdraft fees, net fee income on these products after vendor costs declined a slight 1.1% and totaled $1,644,000 and $1,662,000 during 2012 and 2011, respectively. As card payment systems undergo changes due to regulation and consumer payment habits change, PSB could see debit card and overdraft fee income decline further during 2013, negatively impacting net income.

Operating Expenses

Noninterest expenses totaled $4,349,000 during the December 2012 quarter compared to $4,121,000 during the December 2011 quarter, up $228,000. Excluding the loss on foreclosed assets for both periods and $55,000 of Marathon 2012 data conversion costs, December 2012 quarterly expenses would have been $4,288,000 compared to $3,563,000 during 2011, an increase of $725,000 or 20.3%.

During the December 2012 quarter, salaries and employee benefits increased $434,000 compared to the prior year quarter from a $157,000 increase in wages from the cost of acquired Marathon employees plus an additional $106,000 increase in year-end incentive and profit sharing plan costs and a $208,000 increase in health insurance expense under PSB’s self insured plan. Excluding $55,000 of Marathon data processing conversion expenses, PSB data processing and other office operations increased $136,000, or 35.7% over December 2011 due to a $109,000 increase in service bureau data processing costs including $43,000 of final Marathon monthly processing costs prior to conversion to PSB’s computer system. On a linked quarter basis, PSB’s data processing system and office operations costs (excluding Marathon costs prior to the conversion to PSB’s system) were $474,000 during the December 2012 quarter compared to $441,000 during the September 2012 quarter. Lastly, other noninterest expenses increased $169,000 during December 2012 compared to December 2011 as a $70,000 negotiated vendor credit was recorded during 2011 which reduced licensing fees associated with a discontinued deposit product type.

Noninterest expenses totaled $17,392,000 during the year ended December 31, 2012 compared to $15,778,000 during 2011, up $1,614,000. Excluding the loss on foreclosed assets for both periods, $438,000 in Marathon data conversion costs, and $233,000 in Marathon merger professional fees, 2012 expenses would have been $16,148,000 compared to $14,581,000 during 2011, an increase of $1,567,000 or 10.7%. Marathon operating expenses, primarily wages and monthly data processing costs added approximately $535,000 in normal recurring operating expenses following the acquisition by PSB. Separate from Marathon, other increases to wages and benefits included higher health insurance costs, up $212,000, or 27.2%, due to higher claims experience under PSB’s self insured plan, and higher incentive plan and profit sharing costs, up $164,000, or 15.1%. Excluding Marathon related expenses, PSB data processing and other office operations increased $350,000, or 23.6%, over 2011 due to higher costs associated with PSB’s outsourced information processing system as vendor monthly discounts previously in place following the 2010 original data conversion expired during the September 2011 quarter.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2011. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

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PSB Holdings, Inc.

Quarterly Financial Summary

(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	December 31,	September 30,	June 30,	March 31,	December 31,
Earnings and dividends:	2012	2012	2012	2012	2011

Net income	$1,685	$1,226	$1,918	$1,180	$1,400
Basic earnings per share(3)	$1.01	$0.74	$1.15	$0.70	$0.85
Diluted earnings per share(3)	$1.01	$0.74	$1.15	$0.70	$0.85
Dividends declared per share(3)	$0.38	$—	$0.36	$—	$0.35
Net book value per share	$32.93	$32.34	$31.64	$30.96	$30.44
Semi-annual dividend payout ratio	21.72%	n/a	19.44%	n/a	20.86%
Average common shares outstanding	1,662,929	1,663,472	1,663,410	1,663,138	1,654,111

Balance sheet - average balances:

Loans receivable, net of allowances	$472,096	$460,697	$447,886	$436,907	$440,737
Total assets	$691,688	$698,103	$639,404	$607,917	$604,216
Deposits	$546,371	$550,564	$493,349	$466,121	$457,916
Stockholders’ equity	$54,661	$53,440	$52,835	$51,016	$50,910

Performance ratios:

Return on average assets(1)	0.97%	0.70%	1.21%	0.78%	0.92%
Return on average stockholders’ equity(1)	12.26%	9.13%	14.60%	9.30%	10.91%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	7.71%	7.44%	8.01%	8.10%	8.11%
Net loan charge-offs to average loans(1)	0.38%	0.19%	0.24%	0.31%	0.28%
Nonperforming loans to gross loans	2.20%	2.93%	2.95%	3.38%	3.19%
Allowance for loan losses to gross loans	1.53%	1.55%	1.61%	1.75%	1.78%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	20.54%	28.59%	29.38%	32.44%	31.32%
Net interest rate margin(1)(2)	3.38%	3.37%	3.42%	3.50%	3.64%
Net interest rate spread(1)(2)	3.19%	3.21%	3.20%	3.27%	3.38%
Service fee revenue as a percent of
average demand deposits(1)	1.94%	2.17%	2.41%	2.66%	2.49%
Noninterest income as a percent
of gross revenue	18.35%	17.24%	25.81%	15.65%	16.31%
Efficiency ratio(2)	61.31%	70.89%	54.85%	66.04%	62.34%
Noninterest expenses to average assets(1)	2.50%	2.77%	2.56%	2.73%	2.71%

Stock price information:

High	$28.75	$29.20	$26.67	$24.76	$23.57
Low	$25.50	$24.50	$21.81	$21.86	$22.43
Market value at quarter-end	$26.00	$28.75	$25.24	$24.76	$22.48

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.

Consolidated Statements of Income

	Three Months Ended		Year Ended
(dollars in thousands,	December 31,		December 31,
except per share data – unaudited)	2012	2011	2012	2011

Interest and dividend income:
Loans, including fees	$5,867	$6,184	$23,458	$24,480
Securities:
Taxable	677	596	2,402	2,637
Tax-exempt	359	267	1,293	1,125
Other interest and dividends	34	16	91	72

Total interest and dividend income	6,937	7,063	27,244	28,314

Interest expense:
Deposits	902	1,228	4,161	5,428
FHLB advances	353	396	1,414	1,776
Other borrowings	149	151	596	645
Senior subordinated notes	153	142	578	567
Junior subordinated debentures	86	86	342	341

Total interest expense	1,643	2,003	7,091	8,757

Net interest income	5,294	5,060	20,153	19,557
Provision for loan losses	460	240	785	1,390

Net interest income after provision for loan losses	4,834	4,820	19,368	18,167

Noninterest income:
Service fees	409	409	1,648	1,632
Mortgage banking	582	389	1,795	1,373
Investment and insurance sales commissions	174	161	736	631
Net gain on sale of securities	—	32	—	32
Increase in cash surrender value of life insurance	103	104	407	415
Gain on bargain purchase	—	—	851	—
Other noninterest income	291	281	1,131	1,254

Total noninterest income	1,559	1,376	6,568	5,337

Noninterest expense:
Salaries and employee benefits	2,460	2,026	9,169	8,337
Occupancy and facilities	412	453	1,622	1,702
Loss on foreclosed assets	6	558	573	1,197
Data processing and other office operations	572	381	2,296	1,382
Advertising and promotion	92	86	327	291
FDIC insurance premiums	129	108	464	505
Other noninterest expenses	678	509	2,941	2,364

Total noninterest expense	4,349	4,121	17,392	15,778

Income before provision for income taxes	2,044	2,075	8,544	7,726
Provision for income taxes	359	675	2,535	2,421

Net income	$1,685	$1,400	$6,009	$5,305
Basic earnings per share	$1.01	$0.85	$3.61	$3.21
Diluted earnings per share	$1.01	$0.85	$3.61	$3.21

PSB Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands – unaudited)	2012	2011	2012	2011

Net income	$1,685	$1,400	$6,009	$5,305

Other comprehensive income, net of tax:

Unrealized loss on securities available for sale	(131)	(152)	(191)	109

Reclassification adjustment for security gain included in net income	—	(19)	—	(19)

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(64)	(73)	(274)	(348)

Unrealized loss on interest rate swap	(2)	(35)	(179)	(447)

Reclassification adjustment of interest rate swap settlements included in earnings	27	27	104	111

Comprehensive income	$1,515	$1,148	$5,469	$4,711

PSB Holdings, Inc.

Consolidated Balance Sheets

December 31, 2012 unaudited, December 31, 2011 derived from audited financial statements

	December 31,	December 31,
(dollars in thousands, except per share data – unaudited)	2012	2011
Assets

Cash and due from banks	$20,332	$14,805
Interest-bearing deposits and money market funds	1,431	1,829
Federal Funds sold	27,084	21,571

Cash and cash equivalents	48,847	38,205
Securities available for sale (at fair value)	75,387	59,383
Securities held to maturity (fair value of $72,364 and $50,571)	69,822	49,294
Bank certificates of deposit	4,465	2,484
Loans held for sale	884	39
Loans receivable, net of allowance for loan losses	477,991	437,557
Accrued interest receivable	2,157	2,068
Foreclosed assets	1,774	2,939
Premises and equipment, net	10,240	9,928
Mortgage servicing rights, net	1,233	1,205
Federal Home Loan Bank stock (at cost)	2,506	3,250
Cash surrender value of bank-owned life insurance	11,813	11,406
Other assets	4,847	5,109

TOTAL ASSETS	$711,966	$622,867

Liabilities

Non-interest-bearing deposits	$89,819	$75,298
Interest-bearing deposits	475,623	406,211

Total deposits	565,442	481,509

Federal Home Loan Bank advances	50,124	50,124
Other borrowings	20,728	19,691
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	6,493	6,449

Total liabilities	657,519	572,505

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,830,266 shares; Outstanding – 1,653,472 shares	1,830
Issued – 1,830,266 shares; Outstanding – 1,654,639 shares		1,830
Additional paid-in capital	7,020	7,140
Retained earnings	48,977	44,215
Accumulated other comprehensive income, net of tax	1,394	1,934
Treasury stock, at cost – 176,794 and 175,627 shares, respectively	(4,774)	(4,757)

Total stockholders’ equity	54,447	50,362

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$711,966	$622,867

PSB Holdings, Inc.

Average Balances and Interest Rates

Quarter ended December 31,

	2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$479,654	$5,923	4.91%	$448,872	$6,221	5.50%
Taxable securities	93,744	677	2.87%	79,719	596	2.97%
Tax-exempt securities(2)	50,316	544	4.30%	31,271	405	5.14%
FHLB stock	2,633	3	0.45%	3,250	1	0.12%
Other	24,317	31	0.51%	7,291	15	0.82%

Total(2)	650,664	7,178	4.39%	570,403	7,238	5.03%

Non-interest-earning assets:
Cash and due from banks	14,961			9,053
Premises and equipment, net	10,303			10,029
Cash surrender value insurance	11,749			11,342
Other assets	11,569			11,524
Allowance for loan losses	(7,558)			(8,135)

Total	$691,688			$604,216

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$168,113	$151	0.36%	$128,050	$232	0.72%
Money market deposits	115,111	134	0.46%	95,248	170	0.71%
Time deposits	179,058	617	1.37%	169,401	826	1.93%
FHLB borrowings	50,124	353	2.80%	54,961	396	2.86%
Other borrowings	19,264	149	3.08%	19,537	151	3.07%
Senior subordinated notes	7,000	153	8.70%	7,000	142	8.05%
Junior subordinated debentures	7,732	86	4.42%	7,732	86	4.41%

Total	546,402	1,643	1.20%	481,929	2,003	1.65%

Non-interest-bearing liabilities:
Demand deposits	84,089			65,217
Other liabilities	6,536			6,160
Stockholders’ equity	54,661			50,910

Total	$691,688			$604,216

Net interest income		$5,535			$5,235
Rate spread			3.19%			3.38%
Net yield on interest-earning assets			3.38%			3.64%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

PSB Holdings, Inc.

Average Balances and Interest Rates

Year ended December 31,

	2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$462,237	$23,667	5.12%	$443,709	$24,640	5.55%
Taxable securities	91,747	2,402	2.62%	79,711	2,637	3.31%
Tax-exempt securities(2)	41,825	1,959	4.68%	32,625	1,705	5.23%
FHLB stock	2,817	9	0.32%	3,250	4	0.12%
Other	17,445	82	0.47%	12,679	68	0.54%

Total(2)	616,071	28,119	4.56%	571,974	29,054	5.08%

Non-interest-earning assets:
Cash and due from banks	17,979			8,532
Premises and equipment, net	10,078			10,216
Cash surrender value insurance	11,597			11,175
Other assets	11,427			12,481
Allowance for loan losses	(7,799)			(7,884)

Total	$659,353			$606,494

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$154,428	$782	0.51%	$126,944	$1,109	0.87%
Money market deposits	110,587	586	0.53%	100,089	810	0.81%
Time deposits	176,187	2,793	1.59%	171,200	3,509	2.05%
FHLB borrowings	50,941	1,414	2.78%	56,730	1,776	3.13%
Other borrowings	19,190	596	3.11%	24,499	645	2.63%
Senior subordinated notes	7,000	578	8.26%	7,000	567	8.10%
Junior subordinated debentures	7,732	342	4.42%	7,732	341	4.41%

Total	526,065	7,091	1.35%	494,194	8,757	1.77%

Non-interest-bearing liabilities:
Demand deposits	73,135			57,942
Other liabilities	7,128			5,150
Stockholders’ equity	53,025			49,208

Total	$659,353			$606,494

Net interest income		$21,028			$20,297
Rate spread			3.21%			3.31%
Net yield on interest-earning assets			3.41%			3.55%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

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